Exhibit 99.2
NEWS
Republic Contacts:
Media Inquiries: Will Flower (480) 718-6565
Investor Inquiries: Ed Lang (480) 627-7128
REPUBLIC SERVICES, INC. PRICES BOND OFFERING
PHOENIX, AZ, November 18, 2009...Republic Services, Inc. (NYSE: RSG) announced today that it has priced a private offering of $600 million of 5.25% senior notes due November 15, 2021. We intend to use the net proceeds of the offering to finance our call of our 7.875% Senior Notes due 2013, of which $450 million is outstanding, and a portion of our call of our 4.250% Senior Subordinated Convertible Debentures due 2034, of which $230 million is outstanding. The offering is subject to market and other conditions and is expected to close on November 25, 2009.
The notes will be our general senior unsecured obligations and will mature on November 15, 2021 with interest payable semi-annually on May 15 and November 15, beginning May 15, 2010. The notes will be guaranteed by each of our subsidiaries that also guarantee our revolving credit facility. These guarantees will be general senior unsecured obligations of the subsidiary guarantors.
We are offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.
INFORMATION REGARDING FORWARD LOOKING STATEMENTS
The disclosures herein include “forward looking statements” within the meaning of the federal securities law concerning Republic’s proposed offering. The forward-looking statements are subject to various risks and uncertainties, such as prevailing market conditions, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.